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 FORM 4                                                                                                      OMB Approval
                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION               -----------------------------
[ ] Check this box if no longer                    WASHINGTON, D.C. 20549                                     OMB Number: 3235-0287
    subject to Section 16. Form                                                                         Expires: September 30, 1998
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               Estimated average burden
    continue. See Instruction 1(b).                                                                   hours per response....... 0.5
                                                                                                      -----------------------------
          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
DRAFT
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1.Name and Address of Reporting Person*| 2. Issuer Name and Ticker or Trading Symbol       |6. Relationship of Reporting Person(s)
                                       |                                                   |      to Issuer (Check all applicable)
 Pulitzer   Michael            E.      |     Pulitzer Inc.                       (PTZ)     |       X   Director     X  10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |       X   Officer (give title below)
                                       |     Security Number     |                         |     -----
                                       |     of Reporting        |                         |           Other (specify below)
  900 North Tucker Boulevard           |     Person (Voluntary)  |     April  1999         |     -----
                                       |                         |                         |     Chairman of the Board
---------------------------------------|                         |-------------------------|----------------------------------------
               (Street)                |                         |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                       |                         |     Date of Original    |   Applicable Line
                                       |                         |     (Month/Year)        | X   Form filed by One Reporting Person
  St. Louis          MO       63101    |     ###-##-####         |                         | --
                                       |                         |                         |     Form filed by More than One
                                       |                         |                         |     Reporting Person
                                       |                         |                         | --
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(City)          (State)          (Zip) |      Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security                   | 2. Transaction| 3. Transaction| 4. Securities Acquired(A)| 5. Amount of|6. Owner |7. Nature
   (Instr. 3)                          |    Date       |    Code       |    or Disposed of (D)    | Securities  |   -ship | of
                                       |               |    (Instr. 8) |    (Instr. 3, 4 and 5)   | Beneficially| Form:   | Indirect
                                       |               |               |                          | Owned at End| Direct  | Bene-
                                       |               |---------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       |        | (A)  |          | (Instr. 3   | Indirect| Owner-
                                       |(Month/Day/    |       |       |        |  or  |          |   and 4)    | (I)     | ship
                                       |  Year)        |  Code |  V    | Amount | (D)  |  Price   |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock, $.01 par value (01)      |               |       |       |        |      |          |3539906 (02) | I       | (03)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.          SEC 1474 (7-96)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |          |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   (Month/|            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
 D R A F T              |    ative    |   Day/   |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |   Year)  |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Stock Option            | $39.8750    | 04/07/   |  A    |    | 46600  |         |04/07/ | 04/07/ | Common |           |
(right to buy)     (04) |             | 1999     |       |    |        |         |2000   | 2009   | Stock, | 46600     |$39.8750
                        |             |          |       |    |        |         |       |        | $.01   |           |
                        |             |          |       |    |        |         |       |        | par    |           |
                        |             |          |       |    |        |         |       |        | value  |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Stock Option            | $39.8750    | 04/07/   |  A    |    | 46600  |         |04/07/ | 04/07/ | Common |           |
(right to buy)     (04) |             | 1999     |       |    |        |         |2001   | 2009   | Stock, | 46600     |$39.8750
                        |             |          |       |    |        |         |       |        | $.01   |           |
                        |             |          |       |    |        |         |       |        | par    |           |
                        |             |          |       |    |        |         |       |        | value  |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Stock Option            | $39.8750    | 04/07/   |  A    |    | 46600  |         |04/07/ | 04/07/ | Common |           |
(right to buy)     (04) |             | 1999     |       |    |        |         |2001   | 2009   | Stock, | 46600     |$39.8750
                        |             |          |       |    |        |         |       |        | $.01   |           |
                        |             |          |       |    |        |         |       |        | par    |           |
                        |             |          |       |    |        |         |       |        | value  |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
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9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
          139800  |         D              |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
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Explanation of Responses:

    (01) Table I.  Item 1:
         Class B Common Stock which is convertible at any time, on a share-for-share basis, in to Common Stock.

    (02) Table I.  Item 5.
         Mr. Pulitzer may be deemed a "10% Owner" by virtue of the fact that he shares voting power with respect to 13,573,126 shares of Class B Common Stock (which is convertible at any time, on a share-for-share basis, into Common Stock) held by the 1999 Pulitzer Inc. Voting Trust, of which he is a Trustee.

    (03) Table I.  Item 7.
         Right to acquire upon conversion of 3,539,906 shares of Class B Common Stock held in the voting trust described above.
         Of these 3,539,906 shares indirectly owned by Michael E. Pulitzer, beneficial ownership is disclaimed for 64,273 shares held in trust for the benefit of the wife of the reporting person; 3,391,683

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Michael E. Pulitzer         5/10/99
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                                                    SEC 1474 (7-96)
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   DRAFT

   EXPLANATION OF RESPONSES                                (cont.)                                                            FORM 4

cont. (03) shares are held by a Trust for the benefit of Mr. Pulitzer under a Trust Agreement dated as of March 22, 1982; 46,170 shares are held by a Trust for the benefit of Mr. Pulitzer under a Trust Agreement dated as of August 16, 1983; and
           37,780 shares are held by the Ceil and Michael E. Pulitzer Foundation, Inc., a charitable foundation for the benefit of
           Mr. Pulitzer who claims beneficial ownership of these 37,780 shares.

      (04) Table II.  Item 1;
           Employee stock option granted under the Pulitzer Inc. 1999 Stock Option Plan (subject to approval of the Plan by the
           Company's stockholders) in transaction except under Rule 16b-3. The option becomes exercisable in 33 1/3 percent increments on April 7, 2000, April 7, 2001 and April 7, 2002, respectively.

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